Exhibit 10.1
THE MARCUS CORPORATION
Long-Term Incentive Plan (LTIP) Terms
As amended and restated as of February 21, 2024

I.    Plan Sponsor:
This Long-Term Incentive Plan (“LTIP”) is sponsored by The Marcus Corporation (the “Company”).
II.    Plan Objectives:
The objectives of the LTIP are to:
•Reward key employees for their contributions to the longer-term profitability, return and growth of the Company.
•Focus key employees on the long-term success of the Company and promote retention.
•Align key employee rewards with shareholder interests.
•Provide competitive total compensation opportunities.
III.    Effective Date:
This LTIP as amended and restated is effective for fiscal year 2024 and for subsequent fiscal years unless modified or terminated by the Company.
IV.    Plan Year:
A plan year will coincide with the Company’s fiscal year (“Plan Year”).
V.    Administration:
This LTIP will be administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”), which reserves the authority to amend, interpret or terminate this LTIP in whole or in part at any time. The Committee may delegate responsibility for this LTIP’s ministerial functions to such officers of the Company as it determines in its sole discretion from time to time.
VI.    Eligibility and Participation:
All employees of the Company who are members of the Company’s Executive Committee are eligible to participate in this LTIP. Participants will be selected annually by the Committee or at such other times as the Committee may determine.
VII.    Grant of LTIP Awards:
Unless determined otherwise by the Committee, each Plan Year, participants selected by the Committee may be granted all or some of the following LTIP awards, which will initially be weighted as described below (or as otherwise determined by the Committee) based on the total LTIP award determined by the Committee to be provided to the participant for that Plan Year:
•Long-term incentive (“LTI”) cash award – 40% weight
•Performance share award – 20% weight
•Restricted stock or restricted stock unit (“RS”) award – 40% weight

The performance shares and RS components of each LTIP award will be made under the Company’s 2004 Equity and Incentive Awards Plan (or any successor equity plan) and subject to all terms and conditions of such plan and any corresponding award agreement. The LTI cash awards will be subject to the terms and conditions described herein.
VIII.    LTI Cash Award Terms:

A.    LTI Target Opportunity:
Each participant’s LTI cash award target opportunity will be expressed as either a percentage of the participant’s base salary at the beginning of the performance period, a percentage of a selected financial measure, a fixed dollar amount or a combination thereof, as determined by the Committee.
B.    LTI Cash Award Performance Period:
Except to the extent otherwise determined by the Committee or the Company, LTI cash awards will have a performance period of three consecutive fiscal years of the Company. For example, the performance period for LTI cash awards granted in fiscal 2024 will be measured from the start of the fiscal 2024 through the end of fiscal 2026. The Committee may, in its discretion, shorten or lengthen this performance period for future LTI cash awards.
C.    LTI Cash Award Opportunity Weighting and Allocation:
LTI cash awards will be earned if either the ROIC goal or the EBITDA goal is achieved for the performance period. Each LTI cash award will be initially weighted 75% ROIC and 25% EBITDA growth rate, or such other weights as the Committee may determine. The goals operate independently – an award will be paid if the ROIC goal is met, even if the EBITDA growth rate goal is not.
D.    Financial Performance Goals:
1.    The initial financial performance goals for the LTI cash award shall be average ROIC and Adjusted EBITDA compound annual growth for the performance period, or such other goals as the Committee may determine.
2.    “ROIC” equals the Company’s income, determined before extraordinary items but reduced by any preferred dividends, divided by the Company’s total invested capital, as determined by the Company’s Chief Financial Officer, subject to confirmation by the Committee. Total invested capital is the sum of the value of the Company’s long-term debt, any preferred stock (carrying value), minority interest (balance sheet) and total common equity.
3.    Average ROIC for the performance period will be determined by averaging the ROIC for each fiscal year of the Company within the performance period. The Committee also has the discretion, upon the recommendation by the Company’s Chief Financial Officer, to break the Average ROIC portion of the LTI Performance Cash award into separate annual calculations for each year of the performance period. For example, under this methodology, each year of a five-year grant would be weighted at 25% of the total LTI cash award (for a total of 75%, as noted above).
4.    “Adjusted EBITDA” equals the Company’s operating income as reported on its published earnings statement before depreciation and amortization and impairment charges, plus any gains or losses from unconsolidated joint ventures and adjusted for any significant nonrecurring items, as determined by the Company’s Chief Financial Officer, subject to confirmation by the Committee.
5.    Adjusted EBITDA growth rate for the performance period will be the compound annualized rate of growth of Adjusted EBITDA, measured starting with the Company’s Adjusted EBITDA for the fiscal year prior to the beginning of the performance period and ending with the Company’s Adjusted EBITDA for the last fiscal year of the performance period. For example, for the fiscal 2024 through fiscal 2026 performance period, the growth rate will be calculated based on the compound annualized rate of growth from the end of fiscal 2023 through fiscal 2026, and by using the Company’s Adjusted EBITDA for its fiscal 2023 as the beginning basis for such measurement.
6.    The Committee retains the ability to consider whether an adjustment of the financial goals for any year within the performance period is necessitated by exceptional circumstances. This ability is intended to be narrowly and infrequently used.
E.    LTI Cash Award Calculation:
1.    The first step in determining a LTI cash award payment is to determine the Company’s average ROIC and Adjusted EBITDA compound growth rate for the performance period, as described above.
2.    The second step is to rank the Company’s actual performance for each such financial metric against the same financial metric determined for companies included in the Russell 2000 index (the “Peer Group”) for the performance period.
3.    If the Company’s actual performance for a financial metric is in the 25th percentile of the Peer Group, then 25% of the applicable participant’s LTI cash award target opportunity for that financial metric will have been earned. If the Company’s actual performance for a financial metric is in the 50th percentile of the Peer Group, then 100% of the applicable participant’s LTI cash award target opportunity for that financial metric will have been earned. If the Company’s actual performance for a financial metric is in the 75th percentile of the Peer Group, then 150% of the applicable participant’s LTI cash award target opportunity for that financial metric will have been earned.
4.    If the Company’s actual performance for a financial metric is below the 25th percentile of the peer group, no LTI award for that financial metric will be payable for that performance period.
5.    If the Company’s actual performance for a financial metric is above the 75th percentile of the Peer Group, no more than the maximum LTI cash award for that financial metric will be payable for that performance period.
6.    The table below illustrates how the “interval” created by these levels of achievement will determine the actual LTI cash award payout applicable to each financial metric:

	Threshold – 25th percentile of peer group	Target - 50th percentile of peer group	Maximum – 75th percentile of peer group
LTI Cash Award Earned	25% of target	100% of Target	150% of Target
7.    If the Company’s actual financial performance falls between the threshold, target and maximum levels, then the percentage of LTI cash award earned will be interpolated.
8.    The actual LTIP cash award earned is calculated by multiplying the percentage of target LTI cash award earned (as calculated above) for the applicable financial metric (either average ROIC or EBITDA growth) by the participant’s target LTI cash award attributable to the achievement of that financial metric. If the target LTI cash award is expressed as a percentage of salary, this percentage is then multiplied by the participant’s base salary for the first fiscal year of the performance period to calculate the amount of the participant’s LTI cash award attributable to the achievement of the particular financial goal. If the target LTI cash award is expressed as a percentage of a selected financial metric or fixed dollar amount, the calculated percentage is multiplied by the identified metric or amount.
9.    Attachment A provides an example of the LTIP cash award calculation.
F.    Eligibility for Incentive Award:
To receive an LTI cash payment for a performance period, a participant must be employed on the date on which LTI cash awards are actually paid to LTIP participants, except as described under “Termination of Employment” below.
G.    Form and Timing of LTI Cash Payout:
It is anticipated that the determination of the extent to which the performance goals have been achieved, and the amount of LTI cash earned, will be made within 150 days following the end of the performance period. As soon as reasonably practicable after such determination has been made (but in no event later than the end of the fiscal year immediately following the end of the performance period), payment of the earned LTI cash amounts will be paid in cash.
H.    New Hires and Promotions:
An employee who is hired or promoted into an Executive Committee position would be eligible for an LTI cash award during the next available performance period at the discretion of the Committee.
I.    Transfers:
Subject to Section VIII(J) below, participants who transfer out of the Executive Committee during a performance period (but who otherwise remain employed by the Company) will receive a prorated LTI cash payment based on the number of months worked as a member of the Executive Committee during the applicable performance period, rounded to the nearest whole month, as a fraction of the total number of months in the applicable performance period, unless otherwise determined by the Committee.
J.    Termination of Employment:
1.    Voluntary or Involuntary Termination:
Notwithstanding any other provision of this LTIP but subject to Sections VIII(J)(2), (3), and (4), upon an employee’s voluntary termination of employment or the involuntary termination of an employee’s employment by the Company with or without cause, any LTI cash award that otherwise would have been earned will be forfeited in its entirety.
2.    Retirement:
Notwithstanding any other provision of this LTIP, upon a participant’s retirement from the Company at normal or early retirement age, a prorated LTI cash award payment will be made based on the number of months the participant was employed during the performance period, rounded to the nearest whole month, as a fraction of the total number of months in the applicable performance period, unless otherwise determined by the Committee. This payment will be made at the time that LTI cash awards are otherwise normally paid to active participants, and will be based on actual goal achievement.
3.    Death:
Notwithstanding any other provision of this LTIP, upon a participant’s death, a prorated LTI cash award payment will be made to his/her beneficiary as designated under the Company’s 401k Retirement Savings Plan, or if no beneficiary has been designated, to the participant’s estate, based on the number of months the participant was employed during the performance period, rounded to the nearest whole month, as a fraction of the total number of months in the applicable performance period, unless otherwise determined by the Committee. This payment will be made at the time that LTI cash awards are otherwise normally paid to active participants, and will be based on actual goal achievement.

4.    Disability:
Notwithstanding any other provision of this LTIP, upon termination of a participant’s employment due to permanent disability, as defined in the Company’s Long-Term Disability Plan, a prorated LTI cash award payment will be made based on the number of months the participant was employed during the performance period, rounded to the nearest whole month, as a fraction of the total number of months in the applicable performance period, unless otherwise determined by the Committee. This payment will be made at the time that LTI cash awards are otherwise normally paid to active participants, and will be based on actual goal achievement.

Attachment A: Illustration of LTI Cash Award Calculation
(Target Award Expressed as a Pct. Of Salary)
Assumptions:

Base Salary		$500,000
Total LTI Opportunity (all awards)		50%
Performance Period		3 years

	% of Salary	Dollars
Total LTI Cash Target Bonus Opportunity	20%	$100,000
Based on EBITDA Growth (25%)	5%	$25,000
Based on Avg. ROIC (75%)	15%	$75,000

Financial Measure Table – Threshold/Maximum
Russell 2000 Index	3-Year EBITDA Growth	% of Target Bonus Earned
25th Percentile	1%	25%
50th Percentile	12%	100%
75th Percentile	29%	150%

Marcus Corp.	3% (30th percentile)	39%

Russell 2000 Index	3-Year Avg. ROIC	% of Target Bonus Earned
25th Percentile	1%	25%
50th Percentile	6%	100%
75th Percentile	11%	150%

Marcus Corp.	5% (45th percentile)	85%
Calculation:

LTI Cash Award Earned
3-Year EBITDA Growth (39% of $25,000 target opportunity)	$9,750
3-Year Avg. ROIC (85% of $75,000 target opportunity)	63.750
Total Incentive Award	$73,500